As filed with the Securities and Exchange Commission on July 26, 2016.
Registration No. 333-188208

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LaPorte Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	35-2456698 (I.R.S. Employer Identification Number)
710 Indiana Avenue LaPorte, Indiana (Address of Principal Executive Offices)	46350 (Zip Code)

LaPorte Bancorp, Inc. 2011 Equity Incentive Plan
Savings Plan for Employees of The LaPorte Savings Bank
(Full title of the plans)

Craig M. Dwight
Chairman and Chief Executive Officer
Horizon Bancorp
515 Franklin Square
Michigan City, Indiana 46360
(Name and address of agent for service)

(219) 874-9272
(Telephone number, including area code, of agent for service)

With copies to:
Curt W. Hidde, Esq.
David P. Hooper, Esq.
Barnes & Thornburg LLP
11 S. Meridian Street
Indianapolis, Indiana 46204
(317) 231-7333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 is being filed to deregister unsold securities of LaPorte Bancorp, Inc., a Maryland corporation (“LaPorte”), that were registered on a Registration Statement on Form S-8 (File No. 333-188208) filed by LaPorte with the Securities and Exchange Commission on April 29, 2013 (the “Registration Statement”).  The Registration Statement registered 394,155 shares of common stock, par value $0.01 per share, of LaPorte and 298,232 stock options under the LaPorte Bancorp, Inc. 2011 Equity Incentive Plan, and an indeterminate amount of interests to be offered or sold pursuant to the Savings Plan for Employees of The LaPorte Savings Bank.

LaPorte entered into an Agreement and Plan of Merger dated March 10, 2016 with Horizon Bancorp (“Horizon”), an Indiana corporation, pursuant to which LaPorte was merged with and into Horizon (the “Merger”).  The Merger was consummated and became effective on July 18, 2016.

In connection with the Merger, Horizon, as successor to LaPorte, has terminated all offerings of LaPorte’s securities pursuant to the Registration Statement.  Accordingly, pursuant to the undertakings contained therein, Horizon hereby removes from registration any and all securities of LaPorte registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Michigan City, Indiana, on July 26, 2016.

HORIZON BANCORP as successor to LaPorte Bancorp, Inc.

By:	/s/ Mark E. Secor
Mark E. Secor Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.